This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933 and is subject to completion. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to Completion, Dated December 11, 2006

Filed Pursuant to Rule 424(b)(3)
File No. 333-132557
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated March 17, 2006)
$
Ford Motor Credit Company
Floating Rate Notes due                        , 20
               % Notes due                                       , 20

     The Floating Rate Notes (the “Floating Rate Notes”) will bear interest at a floating rate equal to the Three-Month LIBOR Rate, reset quarterly, plus         basis points ( .     %), from December      , 2006 (the “Issue Date” for the Floating Rate Notes and the Fixed Rate Notes, as defined below). Ford Credit will pay interest on the Floating Rate Notes quarterly in arrears on the      th day of                     ,                     ,                     and                     of each year, beginning                           , 2007.

     The           % Notes (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Notes”) will bear interest from the Issue Date. Ford Credit will pay interest on the Fixed Rate Notes semi-annually in arrears on                           and                           of each year, beginning                           , 2007.
     Investing in the Notes involves risks. See “Risk Factors” on page S-3 of this prospectus supplement and “Risk Factors” beginning on page 1 of the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement and the accompanying Prospectus. Any representation to the contrary is a criminal offense.

	Per Floating		Per Fixed
	Rate Note	Total	Rate Note	Total

Initial public offering price	%	$	%	$
Underwriting discounts and commissions	%	$	%	$
Proceeds, before expenses, to Ford Credit	%	$	%	$

     The initial public offering price above does not include accrued interest. Interest on each series of the Notes will accrue from the Issue Date and must be paid by the purchasers if the Notes are delivered to the purchasers after that date. Ford Credit expects that delivery of the Notes will be made to investors on or about December      , 2006 (the “Settlement Date”).

Deutsche Bank Securities

Goldman, Sachs & Co.

Lehman Brothers

Merrill Lynch & Co.

Morgan Stanley
Prospectus Supplement dated December  , 2006

Prospectus Supplement

      You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. No one is authorized to provide you with different information.
     The Notes are not being offered in any jurisdiction where the offer is not permitted.
     You should not assume that the information in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of the documents.

RISK FACTORS
      Before purchasing any Notes, you should read carefully this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and the following description of risks. For additional risk factors regarding Ford and Ford Credit, see the risk factors discussions in Ford Credit’s 2005 Annual Report on Form 10-K/A.
DESCRIPTION OF NOTES
      This description of the terms of the Notes adds information to the description of the general terms and provisions of debt securities in the Prospectus. If this summary differs in any way from the summary in the Prospectus, you should rely on this summary. The Notes are part of the debt securities registered by Ford Credit in March 2006 to be issued on terms to be determined at the time of sale. In addition to the Notes offered hereby, debt securities in the aggregate principal amount of approximately $4,000,000,000 previously have been designated for sale or have been sold under this registration statement.
The Floating Rate Notes
      The Floating Rate Notes will initially be limited to $                         aggregate principal amount, will be unsecured obligations of Ford Credit and will mature on                           , 20     (the “Floating Rate Maturity Date”). The Floating Rate Notes are not redeemable prior to maturity and do not provide for any sinking fund. The Floating Rate Notes will be issued in minimum denominations of $100,000 and will be issued in integral multiples of $1,000 for higher amounts.
      Ford Credit may, from time to time, without the consent of the holders of the Floating Rate Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Floating Rate Notes. Any such additional notes will, together with the Floating Rate Notes, constitute a single series of notes under the Indenture. No additional Floating Rate Notes may be issued if an Event of Default has occurred with respect to the Floating Rate Notes.
      The Floating Rate Notes will bear interest from the Issue Date at a floating rate determined in the manner provided below, payable on                           ,                           ,                           and                           of each year (each such day a “Floating Rate Interest Payment Date”), commencing                           , 2007, to the persons in whose names the Floating Rate Notes were registered at the close of business on the 15th day preceding the respective Floating Rate Interest Payment Date, subject to certain exceptions.
      The per annum interest rate on the Floating Rate Notes (the “Floating Interest Rate”) in effect for each day of an Interest Period (as defined below) will be equal to the Three-Month LIBOR Rate plus         basis points ( .     %). The Floating Interest Rate for each Interest Period for the Floating Rate Notes will be set on the      th day of the months of      ,      ,      and      of each year, and will be set for the initial Interest Period on the Issue Date (each such date an “Interest Reset Date”) until the principal on the Floating Rate Notes is paid or made available for payment. The applicable interest rate will be determined two LIBOR Business Days prior to each Interest Reset Date (each such date, an “Interest Determination Date”). If any Interest Reset Date (other than the initial Interest Reset Date occurring on the Issue Date) and Floating Rate Interest Payment Date for the Floating Rate Notes would otherwise be a day that is not a LIBOR Business Day, such Interest Reset Date and Floating Rate Interest Payment Date shall be the next succeeding LIBOR Business Day, unless the next succeeding LIBOR Business Day is in the next succeeding calendar month, in which case such Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding LIBOR Business Day.
      “LIBOR Business Day” means any day that is not a Saturday or Sunday and that, in The City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close. “Interest Period” shall mean the period from and including an Interest Reset Date to but excluding the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the Floating Rate Maturity Date to but not including such Floating Rate Maturity Date. If the Floating Rate Maturity Date is not a LIBOR Business Day, then the principal amount of the Floating Rate Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Floating Rate Maturity Date, or any day thereafter. “Business Day” shall mean any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.
      The “Three-Month LIBOR Rate” shall mean the rate determined in accordance with the provisions described in the accompanying prospectus for LIBOR Telerate with an Index Maturity of three months.
      The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period.
      The Floating Interest Rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
      The Floating Interest Rate and amount of interest to be paid on the Floating Rate Notes for each Floating Rate Interest Period will be determined by the calculation agent. All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on Ford Credit and the holders of the Floating Rate Notes. So long as the Three-Month LIBOR Rate is required to be determined with respect to the Floating Rate Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish the Three-Month LIBOR Rate for any Interest Period, or that Ford Credit proposes to remove such calculation agent, Ford Credit shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.
The Fixed Rate Notes
      The Fixed Rate Notes will initially be limited to $                     aggregate principal amount, will be unsecured obligations of Ford Credit and will mature on                           , 20     (the “Fixed Rate Maturity Date”). The Fixed Rate Notes are not subject to redemption prior to maturity. The Fixed Rate Notes will be issued in minimum denominations of $100,000 and will be issued in integral multiples of $1,000 for higher amounts.
      Ford Credit may, from time to time, without the consent of the holders of the Fixed Rate Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Fixed Rate Notes. Any such additional notes will, together with the Fixed Rate Notes, constitute a single series of notes under the Indenture. No additional Fixed Rate Notes may be issued if an Event of Default has occurred with respect to the Fixed Rate Notes.
      The Fixed Rate Notes will bear interest from the Issue Date. Interest on the Fixed Rate Notes will be payable on                           and                           of each year (each such day a “Fixed Rate Interest Payment Date”), commencing                           , 2007, to the persons in whose names the Fixed Rate Notes were registered at the close of business on the 15th day preceding the respective Fixed Rate Interest Payment Date, subject to certain exceptions.

      Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Book-Entry, Delivery and Form
      Each series of the Notes will be issued in the form of one or more fully registered Global Notes (the “Global Notes”) which will be deposited on the Settlement Date with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, unless the Depository notifies Ford Credit that it is unwilling or unable to continue as depository for the Global Notes and Ford Credit fails to appoint a successor depository within 90 days or unless otherwise determined, at Ford Credit’s option. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository.
      Initial settlement for each series of the Notes will be made in immediately available funds. Secondary market trading between participants of the Depository will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository’s Same-Day Funds Settlement System.
UNITED STATES TAXATION OF NON-UNITED STATES PERSONS
Income and Withholding Tax
      In the opinion of Shearman & Sterling LLP, special tax counsel to Ford Credit, and counsel for the Underwriters, under United States federal tax law as of the date of this Prospectus Supplement, and subject to the discussion of backup withholding below:

(i) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Credit entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to Ford Credit through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner’s agent provides an IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner’s agent provides an IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

(ii) a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

(iii) a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Credit entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

      If a beneficial owner or holder of a Note is a non-United States partnership, the non-United States partnership will be required to provide an IRS Form W-8IMY, and unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.
      Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person, although exempt from United States withholding tax, may be subject to United States income tax as if such interest was earned by a United States person. In addition, if such holder is a non-United States corporation, it may be subject to a branch profits tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty) of its annual earnings and profits that are so effectively connected, subject to specific adjustments.
Backup Withholding and Information Reporting
      In general, information reporting requirements will apply to certain payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and “backup withholding” (currently at a rate of 28%) will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.
      Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by Ford Credit or a paying agent to a non-United States person on a Note if, in the case of interest, the IRS Form described in clause (y) or (z) in Paragraph (i) under “Income and Withholding Tax” has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in Paragraph (i) under “Income and Withholding Tax” and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.
      Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or, a United States branch of a foreign bank or foreign insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

      Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.
      Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

UNDERWRITING
      Ford Credit is selling each series of the Notes to the Underwriters named below under an Underwriting Agreement dated as of                     , 2006 and related Pricing Agreements each dated as of December      , 2006. The Underwriters, and the amount of Notes each has agreed to severally purchase from Ford Credit are as follows:

Principal Amount
Underwriters	of Floating Rate Notes

Deutsche Bank Securities Inc.	$
Goldman, Sachs & Co.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

Total	$

Principal Amount
Underwriters	of Fixed Rate Notes

Deutsche Bank Securities Inc.	$
Goldman, Sachs & Co.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

Total	$

      Under the terms and conditions of the Underwriting Agreement and the related Pricing Agreements, if the Underwriters take any of the Notes of a series, then they are obligated to take and pay for all of the Notes of that series.
      The Underwriters have advised Ford Credit that they propose initially to offer all or part of the Notes directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement, and may offer the Notes to certain securities dealers at such price less a concession not in excess of 0.       % and 0.       % of the principal amount of the Fixed Rate Notes and the Floating Rates Notes, respectively. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.       % and 0.       % of the principal amount of the Fixed Rate Notes and the Floating Rate Notes, respectively. After the Notes are released for sale to the public, the offering price and other selling terms with respect to each series of the Notes may from time to time be varied by the Underwriters.
      The Notes are a new issue of securities with no established trading market. Ford Credit has been advised by the Underwriters that they intend to make a market in each series of the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.
      In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position with respect to either series of the Notes. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover any short position or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of either series of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.
No Public Offering Outside the United States
      No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to Ford Credit, the notes in any jurisdiction where action for that purpose is required. Accordingly, the notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.
European Economic Area
      In relation to each Member State of the European Economic Area (EEA) which has implemented the EU prospectus directive, as defined below (each, a relevant member state), with effect from and including the date on which the prospectus directive is implemented in that relevant member state (the relevant implementation date) the notes will not be offered to the public in that relevant member state prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the prospectus directive, except that, with effect from and including the relevant implementation date, an offer of notes may be made to the public in that relevant member state at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 and (3) an annual net turnover of more than 50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons per Member State, other than qualified investors; or

(d)	in any other circumstances which do not require the publication by Ford Credit of a prospectus pursuant to Article 3 of the prospectus directive.
      For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Member State by any measure implementing the prospectus directive in that Member State and the expression prospectus directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.
United Kingdom
      The notes may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to Ford Credit. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relate is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.
France
      This prospectus supplement or any related documents are not being distributed in the context of a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and thus this prospectus supplement or any related documents have not been and will not be submitted to the Autorité des Marchés Financiers for approval in France; the notes have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in France and this prospectus supplement any related documents to the notes have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France relating and any offers, sales and distributions have been and will be made in France to (i) qualified investors (investisseurs qualifiés) and/or a restricted group of investors (cercle restreint d’investisseurs), in each case, acting for their own account, all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-2 of the French Monetary and Financial Code and/or (ii) persons providing portfolio management investment services acting for third parties; and this prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement and this prospectus supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of the notes for their own account and undertake not to transfer, directly or indirectly, the notes to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.
Hong Kong
      The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan
      The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
      This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
      Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
      It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade either series of the Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade those Notes on the date of pricing or the following business day should consult their own advisor.
      All secondary trading in the Notes will settle in immediately available funds.
      Ford Credit has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Ford Credit estimates that it will spend approximately $ for printing, registration fees, rating agency and other expenses related to the offering of the Notes.

      In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with Ford Credit, Ford and certain of their affiliates.
LEGAL OPINIONS
      The legality of the Notes offered by Ford Credit hereby will be passed on for Ford Credit by Stacy P. Thomas, Assistant Secretary of Ford Credit, or other counsel satisfactory to the Underwriters. The legality of the Notes offered hereby will be passed on for the Underwriters by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York. Mr. Thomas is a full-time employee of Ford, and owns and holds options to purchase shares of common stock of Ford. Shearman & Sterling LLP have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.

$20,000,000,000
Ford Motor Credit Company
Senior Debt Securities, Subordinated Debt Securities and Warrants
FORD CREDIT CAPITAL TRUST I
FORD CREDIT CAPITAL TRUST II
FORD CREDIT CAPITAL TRUST III
Trust Preferred Securities
Guaranteed as set forth herein by
Ford Motor Credit Company
             This prospectus is part of a registration statement that Ford Credit and the Ford Credit Capital Trusts filed with the SEC. Under this registration, Ford Credit or, as applicable, the Ford Credit Capital Trusts may, from time to time, sell the following types of securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000,000:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	warrants to purchase debt securities;

•	trust preferred securities issued by one of the Ford Credit Capital Trusts; or

•	any combination of these securities.
      This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.
      Investments in the securities involve certain risks. See “Risk Factors” beginning on page 1 of this prospectus.
      You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.
      Our principal executive offices are located at:
Ford Motor Credit Company
One American Road
Dearborn, Michigan 48126
313-322-3000

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 17, 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.
      The securities are not being offered in any jurisdiction where the offer is not permitted.
      You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

RISK FACTORS
      Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit’s periodic reports referred to in “Where You Can Find More Information,” below. For example, Ford Credit’s Annual Report on Form 10-K for the year ended December 31, 2005 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this Prospectus unless you understand and know you can bear all of the investment risks involved.
WHERE YOU CAN FIND MORE INFORMATION
      You can learn more about the financial results and credit ratings of Ford Credit by reading the annual, quarterly and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. You may read and copy any document Ford Credit files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Ford Credit also are available to you at the SEC’s web site at http://www.sec.gov.
      The SEC allows Ford Credit to incorporate by reference the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the Notes has been completed.

•	Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2005, which is referred to hereafter as the 2005 10-K Report.

•	Current Reports of Ford Credit on Form 8-K filed in 2006 on January 4, January 6, January 12, January 17, January 23, January 25, February 1 and March 1.
      These reports include information about Ford as well as information about Ford Credit.
      You may request copies of these filings at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address:

Ford Motor Credit Company One American Road Dearborn, MI 48126 Attn: Corporate Secretary 1-800-426-2888
      Each of the Ford Credit Capital Trusts is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets our subordinated debt securities and the issuing of the trust preferred securities. Further, 100% of the outstanding voting securities of each of the trusts is or will be owned by us and the preferred securities guarantee that we will issue in connection with any issuance of trust preferred securities by the trusts, together with our obligations under the subordinated debt securities and related agreements and instruments, will constitute a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities. Accordingly, pursuant to Rule 3-10(b) of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, no separate financial statements for any of the trusts have been included or incorporated by reference in the registration statement and pursuant to Rule 12h-5 under the Securities Exchange Act of 1934 none of the trusts will be subject to the information reporting requirements of the Securities Exchange Act of 1934.
INFORMATION CONCERNING FORD CREDIT
      Ford Credit was incorporated in Delaware in 1959 and is an indirect, wholly-owned subsidiary of Ford. As used herein “Ford Credit” refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.
      Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. Our primary financing products fall into three categories:

•	Retail financing — purchasing retail installment sale contracts and retail lease contracts from dealers, and offering financing to commercial customers, primarily vehicle leasing companies and fleet purchasers, to lease or purchase vehicle fleets;

•	Wholesale financing — making loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing; and

•	Other financing — making loans to dealers for working capital, improvements to dealership facilities, and to purchase and finance dealership real estate.
      We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, purchase certain receivables of Ford and its subsidiaries and provide insurance services related to our financing programs.
      We earn our revenue primarily from:

•	Payments made under retail installment sale contracts and retail leases that we purchase, including interest supplements and other support payments from Ford on special-rate retail financing programs;

•	Investment and other income related to sold receivables; and

•	Payments made under wholesale and other dealer loan financing programs.
      We conduct our financing operations directly or through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We divide our business segments based on geographic regions: a North America Segment and an International Segment. The North America Segment includes our operations in the United States and Canada. The International Segment includes our operations in all other countries in which we do business directly and indirectly.
North America Segment
      We do business in all 50 states of the United States and in all provinces in Canada. Our United States operations accounted for 67% and 68% of our total managed receivables at year-end 2005 and 2004, respectively, and our Canadian operations accounted for about 8% and 7% of our total managed receivables in 2005 and 2004, respectively. Managed receivables include receivables sold in off-balance sheet securitizations and exclude receivables sold in whole-loan sale transactions.
      In the United States and Canada, under the Ford Credit brand name, we provide financing services to and through dealers of Ford, Lincoln and Mercury brand vehicles and non-Ford vehicles also sold by these dealers and their affiliates. We provide similar financial services under the Jaguar, Land Rover, Mazda and Volvo brand names to and through Jaguar, Land Rover, Mazda, Volvo and Aston Martin dealers, respectively.
International Segment
      Our International segment includes operations in three main regions: Europe, Asia-Pacific and Latin America. Our Europe region is our largest international operation, accounting for 18% and 19% of our total managed receivables at year-end 2005 and 2004, respectively. Within the International segment, our Europe region accounted for 74% and 77%, respectively, of our managed receivables at year-end 2005 and 2004, respectively. Most of our European operations are managed through a United Kingdom-based subsidiary, FCE Bank plc, referred to hereafter as FCE. FCE operates in the United Kingdom and operates branches in 15 other European countries. In addition, FCE has subsidiaries in the United Kingdom, Finland, Hungary, Poland and the Czech Republic that provide wholesale, leasing and retail vehicle financing. In our largest European markets, Germany and the United Kingdom, FCE offers most of our products and services under the Ford Credit/ Bank, Volvo Car Finance, Land Rover Financial Services, Jaguar Financial Services and Mazda Credit/ Bank brands. FCE generates most of our European revenue and contract volume from Ford Credit/ Bank brand products and services. FCE, through our Worldwide Trade Financing division, provides financing to dealers in countries where typically there is no established local Ford presence. In addition, other private label operations and outsourcing arrangements are in place in several markets in Central and Eastern Europe. We also offer financing in Germany and Sweden for Volvo brand vehicles through Volvo Auto Finanz Service Deutschland GmbH and Volvo Finans, a joint venture with Swedish Volvo dealers. We also have joint ventures in South Africa and Saudi Arabia that provide wholesale, leasing and retail vehicle financing.
      In the Asia-Pacific region, we operate in Australia, Japan, Taiwan, Thailand, New Zealand and China. The China Banking Regulatory Commission approved our final application to provide auto financing in China during the second quarter of 2005. We have joint ventures with local financial institutions and other third parties in Indonesia and the Philippines. In the Latin America region, we operate in Mexico, Puerto Rico, Brazil, Venezuela, Chile and Argentina.
      The mailing address of Ford Credit’s executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.
FORD CREDIT CAPITAL TRUSTS
      The three trusts, Ford Credit Capital Trusts I, II, and III (collectively, the “Ford Credit Capital Trusts”), are Delaware statutory trusts formed to raise capital for Ford Credit by issuing preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.
      Ford Credit will directly or indirectly own all of the common securities of each of the Ford Credit Capital Trusts. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to three percent of the total capital of each of the trusts.
      As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts, provided that the number of trustees shall be at least three. Each of the trusts’ business and affairs will be conducted by the trustees we appoint. The trustees’ duties and obligations are governed by the trusts’ declarations. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of each of the trusts will have its principal place of business or reside in the State of Delaware.
      We will pay all of the trusts’ fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds immediately available to make those payments but has not made them.
      The principal office of each of the trusts is c/o Ford Motor Credit Company, One American Road, Dearborn, Michigan 48126 USA and the telephone number is 313-322-3000.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges for the years 2001-2005 for Ford Credit are included as an exhibit to Ford Credit’s 2005 10-K Report and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the years 2001-2005 for Ford are included as an exhibit to Ford’s Annual Report on Form 10-K for the year ended December 31, 2005 and are incorporated in this prospectus by reference.
USE OF PROCEEDS
      Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper, borrowings under bank lines of credit and borrowings under agreements with bank trust departments) or may be invested temporarily in short-term securities.
      Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.
      Each of the Ford Credit Capital Trusts will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities issued by us.
PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC. Under this registration process, we may sell any combination of the following securities in one or more offerings up to a total dollar amount of $20,000,000,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency (“currency”) other than the U.S. dollar:

•	unsecured debt securities (“debt securities”), which may be either senior (the “senior securities”) or subordinated (the “subordinated securities”);

•	warrants to purchase debt securities (“debt warrants”); or

•	trust preferred securities issued by one of the Ford Credit Capital Trusts (“trust preferred securities”).

The terms of the securities will be determined at the time of offering.
      We will refer to the debt securities, debt warrants, and trust preferred securities, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the “offered securities.” The offered securities, together with any debt securities, issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the “securities.”
      Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Act”), we may add to and offer additional securities including secondary securities by filing a prospectus supplement or term sheet with the SEC at the time of the offer.
PROSPECTUS SUPPLEMENT OR TERM SHEET
      This prospectus provides you with a general description of the debt securities, warrants to purchase debt securities, and trust preferred securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet which may be in the form attached hereto as Exhibit A that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described above under the heading “Where You Can Find More Information.”
      The prospectus supplement or term sheet to be provided with this prospectus will describe the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.
      For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.
DESCRIPTION OF DEBT SECURITIES
      We will issue debt securities in one or more series under an Indenture, dated as of February 1, 1985, as supplemented, between us and JPMorgan Chase Bank, N.A. as successor to Manufacturers Hanover Trust Company, as Trustee (the “Trustee”). The Indenture may be supplemented further from time to time.
      The Indenture is a contract between us and JPMorgan Chase Bank, N.A. acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.
      The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under “Limitation on Liens” and “Merger and Consolidation.” Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

      The specific terms of each series of debt securities will be described in the particular prospectus supplement or term sheet relating to that series. The prospectus supplement or term sheet may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement or term sheet relating to that particular series.
General
      The debt securities offered by this prospectus will be limited to a total amount of $20,000,000,000, or the equivalent amount in any currency. The Indenture, however, does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.
      The prospectus supplement or term sheet that will accompany this prospectus will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.
      The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit’s other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination” below.
      Unless the prospectus supplement or term sheet states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

      Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.
      Payment of the purchase price of the debt securities must be made in immediately available funds.
      As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.
      “London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.
      “Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center

U.S. dollars Australian dollars Canadian dollars New Zealand dollars South African rand Swiss francs	The City of New York Sydney Toronto Auckland Johannesburg Zurich
      In the event that the LIBOR Currency is the euro, the Principal Financial Center will be London.
      Unless otherwise specified in the applicable prospectus supplement or term sheet, the authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency debt securities will be set forth in the applicable prospectus supplement or term sheet.
      The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.
Interest
      Interest-bearing debt securities will bear interest from their respective dates of issue at a fixed rate (“Fixed Rate Notes”) or a floating rate (“Floating Rate Notes.” Fixed Rate Notes and Floating Rate Notes are collectively referred to hereafter as “Notes.”). The applicable prospectus supplement will specify the interest rate applicable to each interest-bearing Note and the frequency in which interest is payable.
      Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding each such Interest Payment Date.

      The “Interest Payment Dates” for interest-bearing Notes with the stated payment frequencies will be as follows unless otherwise specified in the prospectus supplement or term sheet applicable to a series of Notes:

Interest Payment
Frequency	Interest Payment Dates

Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.
Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.
Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.
Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.
      Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note previously issued or as to which we have accepted an offer to purchase.
      Each interest payment on a Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be (each such time period an “Interest Period”).
Fixed Rate Notes
      Each Fixed Rate Note will bear interest at a fixed interest rate per annum. Unless specified otherwise in the applicable prospectus supplement or term sheet, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless specified otherwise in the applicable prospectus supplement or term sheet, if the Maturity Date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, then the principal and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or on such Interest Payment Date.
Floating Rate Notes
      Each Floating Rate Note will have an interest rate basis or formula. Ford Credit may base that formula on:

•	the Commercial Paper Rate;

•	LIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate; or

•	another interest rate basis or formula.
      The prospectus supplement or term sheet also will indicate any Spread which will be added to or subtracted from(or which will be applied as a multiplier) the interest rate formula to determine the interest rate. A Floating Rate Note may have either of the following: a ceiling on the rate at which interest may accrue during any Interest Period (a “Maximum Interest Rate”), and a floor on the rate at which interest may accrue during any Interest Period. In addition to any Maximum Interest Rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.
      Ford Credit will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless a different party is identified in the prospectus supplement or term sheet, JPMorgan Chase Bank, N.A. will be the calculation agent. In most cases, a Floating Rate Note will have a specified “Interest Reset Date,” “Interest Determination Date” and “Calculation Date” associated with it. An Interest Reset Date is the date on which the interest rate on a Floating Rate Note changes. An Interest Determination Date is the date as of which the new interest rate is determined, based on the applicable interest rate basis or formula. The Calculation Date is the date by which the calculation agent will determine the new interest rate for a particular Interest Reset Date.
      Change of Interest Rate. Ford Credit may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis specified in the applicable prospectus supplement or term sheet.
      The related prospectus supplement or term sheet will describe the initial interest rate and/or interest rate formula for each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined as of each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the next Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.
      Date Interest Rate is Determined. The Interest Determination Date for Floating Rate Notes will be specified in the applicable prospectus supplement or term sheet.
     Index Maturity
      The prospectus supplement or term sheet for each Floating Rate Note will typically specify an “Index Maturity” for such Notes, which is the period to maturity of the instrument or obligation on which the floating interest rate formula is based (e.g., “Three Month LIBOR”).
      Calculation Date. Unless otherwise specified in the related prospectus supplement or term sheet the “Calculation Date,” if applicable, relating to an Interest Determination Date will be the earlier of (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next following Business Day, or (2) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.
      Upon the request of the beneficial holder of any Floating Rate Note, Ford Credit will provide, or cause the calculation agent to provide, the interest rate then in effect for such Floating Rate Note and, if available, the interest rate that will become effective on the next Interest Reset Date for such Floating Rate Note.
      Payment of Interest. Payments of interest on Floating Rate Notes will be paid on the Interest Payment Dates and on the day of maturity, redemption or repurchase.
      Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be.
      Ford Credit will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. Unless specified otherwise in the applicable prospectus supplement or term sheet, the Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a

Business Day) preceding the Interest Payment Date. If an Interest Payment Date for any Floating Rate Note (but not the Maturity Date) is not a Business Day, the Interest Payment Date will be postponed to the next Business Day, except that in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.
      Ford Credit will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless specified otherwise in the applicable prospectus supplement or term sheet, the interest factor for each day will be computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).
      Calculation of Interest. The interest rate basis for different types of Floating Rate Notes will be determined as follows.
      Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate for that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 p.m. New York City time on the Calculation Date for such Interest Determination Date under the heading “Commercial Paper — Nonfinancial”.
      The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper — Nonfinancial”

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa”, or the equivalent, from a nationally recognized securities rating organization. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

      “Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D × 360
Money Market Yield =		× 100
360 - (D × M)
where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.
      LIBOR Notes. On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

•	If the prospectus supplement or term sheet specifies “LIBOR Telerate”, LIBOR on any Interest Determination Date will be the rate for deposits in U.S. dollars having the Index Maturity described in the related prospectus supplement or term sheet on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

•	If the prospectus supplement or term sheet specifies “LIBOR Reuters”, LIBOR on any Interest Determination Date will be the average of the offered rates for deposits in U.S. dollars having the Index Maturity described in the related prospectus supplement or term sheet on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

•	If the prospectus supplement or term sheet does not specify “LIBOR Telerate” or “LIBOR Reuters,” the LIBOR Rate will be LIBOR Telerate. In addition, if the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.
      On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

•	LIBOR will be determined on the basis of the offered rates at which deposits in U.S. dollars having the Index Maturity described in the related prospectus supplement or term sheet on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in U.S. dollars. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

•	If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in The City of New York selected by the calculation agent at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans to leading European banks in U.S. dollars having the Index Maturity designated in the prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. The calculation agent will select the three banks referred to above.

•	If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that Interest Determination Date.

      “Designated LIBOR Page” means:

•	if the prospectus supplement or term sheet specifies “LIBOR Reuters”, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such prospectus supplement or term sheet (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for U.S. dollars; or

•	if the prospectus supplement or term sheet specifies “LIBOR Telerate” or neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable prospectus supplement or term sheet as the method of calculating LIBOR, the display on Moneyline Telerate (or any successor service, “Telerate”) on Telerate Page 3750 (or such other page as may replace that page for the purpose of displaying London interbank offered rates of major banks or Telerate).
      Federal Funds Rate Notes. The “Federal Funds Rate” for any Interest Determination Date is the rate for that date for Federal Funds, as published in H.15(519) prior to 3:00 p.m., New York City time under the heading “Federal Funds (Effective)”, as such rate is displayed on Telerate on page 120 (or any other page as may replace such page on such service) (“Telerate Page 120”).
      The calculation agent will follow the following procedures if the Federal Funds Rate cannot be determined as described above:

•	If the above rate is not yet published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal Funds (Effective)”.

•	If that rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal Funds quoted by three leading brokers of Federal Funds transactions in New York City as of 9:00 a.m., New York City time, on that Interest Determination Date. The calculation agent will select the three brokers referred to above.

•	If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate then in effect on that Interest Determination Date.
      Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the prime rate or base lending rate for that date, as published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not yet published on the Calculation Date, the rate for such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”
      The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

•	If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as “US Prime 1” as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that Interest Determination Date.

•	If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.
      “Reuters Screen US PRIME 1” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.
      Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate for that date set at the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity described in the related prospectus supplement or term sheet under the caption “INVESTMENT RATE” on the display on Telerate on page 56 (or any other page as may replace such page on such service) (“Telerate Page 56”) or page 57 (or any other page as may replace such page on such service) (“Telerate Page 57”) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date.
      The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

•	If the rate is not so published on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High.”

•	If the rate is not published by 3:00 p.m. New York City time on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

•	If the results of the most recent auction of Treasury bills having the Index Maturity described in the prospectus supplement or term sheet are not yet published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) prior to 3:00 p.m. New York City time under the caption “U.S. Government securities/ Treasury bills/ Secondary market” or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government securities/ Treasury bills/ Secondary market.”

•	If such rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related prospectus supplement or terms sheet. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

      “Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D × N
Bond Equivalent Yield =		× 100
360 - (D × M)
where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Period.
      CMT Rate Notes. The “CMT Rate” for any Interest Determination Date is:

(1) if CMT Telerate Page 7051 is specified in the applicable prospectus supplement or term sheet:

•	the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) under the heading “Treasury Constant Maturities,” as the yield is displayed on Telerate, on page 7051 (or any other page as may replace page 7051 on that service) (“Telerate Page 7051”), for the applicable Interest Determination Date, or

•	if the above rate does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet and for the applicable Interest Determination Date as published in H.15(519) under the heading “Treasury Constant Maturities,” or

•	if the above rate does not appear on Telerate Page 7051 or is not yet published in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable prospectus supplement or term sheet as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

•	if that rate is not published, then the CMT Rate will be calculated by the calculation agent as a yield to maturity based on the average of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York (each, a “reference dealer”), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

•	if fewer than five but more than two of the prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or,

•	if fewer than three prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in securities in the market at that time, or

•	if fewer than five but more than two prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

•	if fewer than three prices referred to above are provided as requested, the CMT Rate will then be the CMT Rate in effect on the applicable Interest Determination Date.

(2) if CMT Telerate Page 7052 is specified in the applicable prospectus supplement or term sheet:

•	the percentage equal to the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) opposite the heading “Treasury Constant Maturities,” as the yield is displayed on Telerate or any successor service, on page 7052 (or any other page as may replace that specified page on that service) (“Telerate Page 7052”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

•	if the above rate is not published on Telerate Page 7052, then the CMT Rate will be the percentage equal to the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption “Treasury Constant Maturities,” or

•	if the above rate is not published on Telerate Page 7052 or is not yet published or in H.15(519), for the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, then the CMT Rate will be the average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

•	if the Federal Reserve Bank of New York does not publish the rate referred to above, then the CMT Rate will be calculated by the calculation agent as a yield to maturity based on the average of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity no more than one year shorter than the index maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

•	if fewer than five but more than two of the prices referred to above are provided as requested, on the Interest Determination Date then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

•	if fewer than three prices referred to above are provided as requested, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at the time, or

•	if fewer than five but more than two prices referred to above are provided as requested, on the Interest Determination Date then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

•	if fewer than three prices referred to above are provided as requested, the CMT Rate will be the CMT Rate in effect on the applicable interest determination date.
      If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable prospectus supplement or term sheet have remaining terms to maturity equally close to the Index Maturity specified in the applicable prospectus supplement or term sheet, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.
      Eleventh District Cost of Funds Rate Notes. The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on Telerate Page 7058 (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District.”
      The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•	If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•	If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

Indexed Notes
      We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes,” are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.
      If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.
Renewable Notes
      We may issue Renewable Notes (“Renewable Notes”) which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.
      The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the maturity date cannot be renewed.
      If a Renewable Note is represented by a global security, The Depository Trust Company (“DTC”) or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.
Extendible Notes
      We may issue Notes whose stated maturity date may be extended at our option (an “Extendible Note”) for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet.
      We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then-effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.
      However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.
      If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then-effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

(1) the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2) a facsimile transmission, telex or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.
      If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.
Limitation on Liens
      If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

•	certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

•	Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

•	Mortgages in favor of Ford Credit or any Restricted Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

•	deposits made in connection with pending litigation;

•	Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

•	any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).
Merger and Consolidation
      The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see “Limitation on Liens” above) without equally and ratably securing the debt securities. (Section 8.03).
Events of Default and Notice Thereof
      The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

      An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)
      If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)
      The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)
      Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)
      Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)
Modification of the Indenture
      With certain exceptions, Ford Credit’s rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)
Subordination
      The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.
Global Securities
      Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with DTC, which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

      While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.
      A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.
DESCRIPTION OF WARRANTS
      The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement or term sheet relating to such warrants.
General
      We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
      A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
Amendments and Supplements to Warrant Agreement
      We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.
DESCRIPTION OF TRUST PREFERRED SECURITIES
      The following is a general description of the terms of the trust preferred securities we may issue from time to time. Particular terms of any trust preferred securities we offer will be described in the prospectus supplement relating to such trust preferred securities.
      Each of the Ford Credit Capital Trusts was formed pursuant to the execution of a declaration of trust and the filing of a certificate of trust of such trust with the Delaware Secretary of State. The declaration of trust of each Ford Credit Capital Trust will be amended and restated prior to the issuance by such trust of the trust preferred securities to include the terms referenced in this prospectus and in the applicable prospectus supplement. The original declaration of trust of each Ford Credit Capital Trust is, and the form of the amended and restated declaration of trust of such trust will be, filed as an exhibit to the registration statement of which this prospectus forms a part.
      Each of the Ford Credit Capital Trusts may issue only one series of trust preferred securities. The declaration of trust for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the applicable declaration and the Trust Indenture Act.
      Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which distributions are payable; provided, however, that distributions on the trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which the trust preferred securities are outstanding;

•	whether distributions on trust preferred securities issued by the trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative;

•	the amount which shall be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or the option, if any, of a trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the trust may be purchased or redeemed;

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of the trust;

•	the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

•	whether the trust preferred securities will be convertible or exchangeable into other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with its declaration or with applicable law.
      We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Preferred Securities Guarantees.” Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.
      In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having the terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the trust and the common securities will rank equal with, and payments will be made thereon pro rata with, the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.
Distributions
      Distributions on the trust preferred securities will be made on the dates payable to the extent that the applicable trust has funds available for the payment of distributions in the trust’s property account. The trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent set forth under “Description of Preferred Securities Guarantees” below.
Deferral of Distributions
      With respect to any subordinated debt securities issued to a trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.
Distribution of Subordinated Debt Securities
      We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, to cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the trust and distribute the subordinated debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for United States federal income tax purposes to the holders.
Enforcement of Certain Rights by Holders of Preferred Securities
      If an event of default under a declaration of trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee’s rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.
      Notwithstanding the preceding discussion, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES
      Set forth below is a summary of information concerning the preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The preferred guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of preferred securities guarantee which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.
General
      Pursuant to each preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the trust, will be subject to the preferred securities guarantee:

•	any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust shall have funds legally and immediately available for those distributions;

•	the redemption price set forth in the applicable prospectus supplement to the extent the trust has funds legally and immediately available therefor with respect to any trust preferred securities called for redemption by the trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds legally and immediately available, and (2) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.
      Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay the amounts to the holders.

      Each preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the trust shall have funds available therefor. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities issued by the trust and will not have funds available therefor. The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.
Certain Covenants of Ford Credit
      In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the preferred securities guarantee or the declaration of the trust, then, unless otherwise set forth in an applicable prospectus supplement we shall not:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any guarantee payments with respect to any of our other capital stock; or

•	make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.
      However, in such circumstances we may:

•	declare and pay stock dividends on our capital stock payable in the same stock on which the dividend is paid; and

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.
Modification of the Preferred Securities Guarantees; Assignment
      Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.
Termination
      Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of the trust;

•	upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities and common securities of the trust; or

•	upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

      Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee.
Events of Default
      An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the preferred securities guarantee.
      The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee’s rights under such guarantee, without first instituting a legal proceeding against the relevant Ford Credit trust, the guarantee trustee or any other person or entity. Notwithstanding the preceding discussion, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.
Status of the Preferred Securities Guarantees
      Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of Ford Credit and will rank:

•	subordinate and junior in right of payment to all other liabilities of Ford Credit; and

•	senior to our capital stock now or hereafter issued and any guarantee now or hereafter entered into by us in respect of any of our capital stock.
The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.
      The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.
Information Concerning the Preferred Guarantee Trustee
      The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.
Governing Law
      The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION
      We may sell the securities to or through agents or underwriters or directly to one or more purchasers.
By Agents
      We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.
By Underwriters
      We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.
Direct Sales
      We may sell securities directly to investors. In this case, no underwriters or agents would be involved.
      As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.
General Information
      Any underwriters or agents will be identified and their compensation described in a prospectus supplement.
      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.
      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
      In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
LEGAL OPINIONS
      Stacy P. Thomas, who is Ford Credit’s Assistant Secretary, has given an opinion about the legality of the Notes. Mr. Thomas owns options to purchase shares of Ford common stock.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2005 10-K Report have been so incorporated in reliance on the report thereon included therein of PricewaterhouseCoopers LLP, referred to hereafter as PwC, an independent registered public accounting firm, given on their authority as experts in accounting and auditing.

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